CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post Effective Amendment to the Registration Statement on Form N-1A of Amana Mutual Funds Trust and to the use of our report dated June 11, 2003 on the financial statements and financial highlights of Amana Income Fund and Amana Growth Fund, each a series of shares of the Amana Mutual Funds Trust. Such financial statements and financial highlights appear in the 2003 Annual Report to Shareowners which is incorporated by reference in the Statement of Additional Information.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 3, 2003